Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com
CDC Software Completes Definitive Agreement to Acquire Truition,
a Leading SaaS e-Commerce Software Provider
SHANGHAI, ATLANTA, Nov. 20, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced it has completed a definitive agreement to acquire Truition Inc., a leading On Demand e-Commerce platform provider for retailers and brand manufacturers. This represents a move that not only opens up the business to-consumer market (B2C) for CDC Software solutions, but helps to position CDC Software at the forefront in the enterprise market with its ability to offer an end-to-end supply chain execution solution — from raw materials to the end consumer.
The closing of the Truition acquisition is expected to occur within the next two weeks and is subject to normal and customary closing conditions. This acquisition represents the first of the two previously announced software-as-a-service (SaaS) companies it plans to acquire as part of its roll-up strategy to acquire SaaS companies that complement its on-premise solutions. CDC Software’s SaaS roll-up strategy focuses on key verticals that include retail, financial services, consumer electronics, apparel, consumer packaged goods (CPG), non-profit, travel/leisure/loyalty and sports/entertainment.
With these planned acquisitions, CDC Software enters a market space that is showing projected strong growth. According to Gartner’s May 2009, “Market Trends: SaaS report for 2008-2013,” Gartner is projecting the worldwide SaaS market, currently $6 billion in 2008, will show consistent growth through 2013 when it is expected to total more than $14 billion for the enterprise application market.
Founded in 1998, venture capital-backed Truition has delivered SaaS e-commerce solutions to some of the leading global brands that include Sirius XM Satellite Radio, Dell Financial Services, Fujitsu, Philips, Major League Baseball, Wolford, Genco, American Airlines, National Football League (NFL), National Basketball Association (NBA), Sears, Starwood United Airlines and National Hockey League (NHL), to name a few. Based in Toronto, Canada, Truition serves more than 150 customers in 10 countries. Its e-commerce platform includes unique functionality such as both traditional “fixed price” and online auction software, full front-end and back-end capabilities such as inventory and order management, community shops, multilanguage/currency, and an industry-leading “time to install”. Truition’s products complement CDC Software’s comprehensive list of vertical industries.
“We believe this acquisition will be earnings accretive immediately and holds a compelling valuation,” said Bruce Cameron, president of CDC Software. “Truition helps us gain a strong foot hold in the SaaS market, and we believe it opens up the B2C market for our solutions. Truition now enables CDC Software to have a hybrid architecture to offer customers the choice of an on-premise solution or an on-demand offering, depending on what best fits their specific business needs. We also believe we are the only enterprise vendor that can now offer an end-to-end supply chain execution solution that addresses each touch point in the supply chain — from the supplier of the raw materials to the end consumer. From a revenue perspective, we believe there are numerous cross-sell opportunities with our CDC Supply Chain and Front Office solutions, especially with our installed base customers operating in the financial services and retail markets. Truition solutions can enhance our customers’ online brand presence, as well as potentially help to increase their online sales worldwide.
“Moreover, Truition’s open platform and geographic coverage aligns synergistically with CDC Software’s technology and global infrastructure. CDC Software’s business and technology platform features an infrastructure of multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China and a worldwide network of direct sales and channel operations. We believe our global platform is a key reason why we have successfully integrated acquisitions that have resulted in a deeper and broader product portfolio, expanded geographic reach, and increased vertical expertise,” said Cameron.

Bill Wignall, president and CEO of Truition, stated, “CDC Software offers great synergy with Truition with their extensive and proven supply chain execution suite, their direct presence throughout Europe and their extensive global sales and marketing reach, especially in China. This will provide our customers with the platform to reach out to many millions of potential consumers including the fastest growing economy in the world. Our customers will benefit immensely from accelerated product development via increased R&D investment, and we’ll now be able to deliver them a broader portfolio of complementary solutions. We are proud of the fact that CDC Software selected Truition as an anchor acquisition in the SaaS space and we look forward to growing our combined presence with further acquisitions which will deliver additional value to our customers.”
This pending acquisition marks the latest of previously announced acquisition plans undertaken by CDC Software. Last quarter, CDC Software completed the acquisition of WKD Solutions Ltd., a leading provider of supply chain event management solutions marketed under the brand Categoric. This month, CDC Software completed the acquisition of Activplant, an enterprise manufacturing intelligence solution provider, that helps solidify CDC Factory’s leadership in the packaged manufacturing operations management (MOM) market. Also this month, CDC Software announced its plans to acquire a SaaS solutions provider in the non-profit market.
About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Activplant, enterprise manufacturing intelligence (EMI), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC X-alert (real-time supply chain event management), CDC Power (discrete ERP), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Software, the acquisition target, and our expected completion of the acquisition of this company, including the timing thereof, our beliefs regarding the earnings-accretive nature of the acquisition and the potential effects and expected benefits thereof, including the potential effects on our competitive position in the enterprise software and B2C markets, our beliefs regarding the accounting treatment and earnings accretive nature of this acquisition, the benefits of the acquisition’s products to customers, our beliefs and third party beliefs regarding the SaaS market and its market conditions, our beliefs regarding our ability to integrate and leverage the products and solutions to be acquired through this proposed acquisition with our existing products and platform and the expected benefits thereof, our beliefs regarding the possible benefits of this acquisition for our cross-selling opportunities, market expansion, product offerings, and sales volumes, our expectations regarding the resumption and continuation of an acquisition business strategy and our continuation of a SaaS roll-up strategy, our expectations regarding our possible market share, uniqueness of our product offerings and ability to attain future expansion and success with customers of CDC Software, our beliefs regarding our ability to integrate this acquisition into CDC Software, our belief regarding the existence and potential success of synergies between this target company and CDC Software, our beliefs regarding our global scalable business and technology platform and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market, the completion of the acquisition of this acquisition on favorable terms, if at all, and the ability of CDC Software and/or this acquisition products to address the business requirements of the market,. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.